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                                                                      EXHIBIT 12
                          FOREST CITY ENTERPRISES, INC.
                STATEMENT OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                         ---------------------------------------------------------
                                                                                       Fiscal Year Ended January 31,
                                                                         ---------------------------------------------------------
                                                                            2003        2002         2001        2000      1999
                                                                         ---------------------------------------------------------
Earnings:
     Earnings from continuing operations
       before income taxes and extraordinary gain
       (excluding equity in earnings of
        unconsolidated entities)                                         $ 43,314     $111,245    $ 86,359   $ 59,851   $ 32,435

     Adjustments to earnings:
       Interest incurred, net of capitalized interest                     177,237      178,966     182,544    139,865    124,601
       Amortization of loan procurement costs                               7,266        6,837      10,850      4,982     10,324
       Previously capitalized interest amortized into
         earnings                                                           6,096        5,559       5,044      4,791      4,291
       Cash distributions from unconsolidated entities                     70,650       69,213      82,100     66,679     47,228
       Portion of rents representative of interest factor                   4,940        3,936       4,951      3,609      3,336
                                                                        ----------------------------------------------------------
Earnings, as adjusted                                                    $309,502     $375,756    $371,848   $279,777   $222,214
                                                                        ==========================================================
Fixed charges:
       Interest expensed                                                 $177,237     $178,966    $182,544   $139,865   $124,601
       Interest capitalized                                                30,212       31,716      27,385     27,440     22,458
       Amortization of loan procurement costs                               7,266        6,837      10,850      4,982     10,324
       Portion of rents representative of interest factor                   4,940        3,936       4,951      3,609      3,336
                                                                        ----------------------------------------------------------
Total fixed charges                                                      $219,655     $221,455    $225,730   $175,896   $160,719
                                                                        ==========================================================
Ratio of earnings to fixed charges(a)                                        1.41         1.70        1.65       1.59       1.38
                                                                        ==========================================================

(a) The Company has other earnings from operations, principally from depreciation and amortization, that are available to cover fixed charges.